Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3, No. 333-183401) and related Prospectus of Stereotaxis, Inc. for the registration of up to 2,035,531 shares of its common stock, $0.001 par value and to the incorporation by reference therein of our reports dated March 27, 2014, with respect to the financial statements and schedule of Stereotaxis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 27, 2014